EXHIBIT 21

SUBSIDIARIES OF UMH PROPERTIES, INC.

Mobile Home Village, Inc., a New Jersey corporation

United Mobile Homes of Vineland, Inc., a New Jersey corporation

UMH Sales and Finance, Inc., a New Jersey corporation

United Mobile Homes of New York, Inc., a New York corporation

United Mobile Homes of Buffalo, Inc., a New York corporation

UMH of Coxsackie, LLC, a New York limited liability company

United Mobile Homes of Ohio, Inc., an Ohio corporation

Lake Sherman Village, Inc., an Ohio corporation

United Mobile Homes of Pennsylvania, Inc., a Pennsylvania corporation

Oxford Village Ltd, a Pennsylvania limited partnership

UMH PA I, LLC, a Pennsylvania limited liability company

UMH PA II, LLC, a Pennsylvania limited liability company

United Mobile Homes of Tennessee, Inc., a Tennessee corporation

United Mobile Homes of Nashville, Inc., a Tennessee corporation